AMENDMENT NO. 1
TO
INVESTMENT SUB-ADVISORY
AGREEMENT

         This AMENDMENT NO. 1 TO
INVESTMENT SUB-ADVISORY
AGREEMENT is dated as of October 31, 2007, by and between THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY, a Texas Corporation
(the  Adviser ), and PUTNAM INVESTMENT
MANAGEMENT, LLC (the  Sub-Adviser ).

W I T N E S S E T H:

         WHEREAS, the Adviser and VALIC
Company I (the  Corporation ), have entered into an
Investment Advisory Agreement dated as of January 1, 2002, as amended from time to time (the
Advisory Agreement ), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation, and pursuant to which the Adviser may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement; and

         WHEREAS, the Adviser and the Sub-
Adviser are parties to an Investment Sub-Advisory
Agreement dated August 3, 2007, as amended from time to time (the Sub-Advisory Agreement ), pursuant to which the Sub-Adviser furnishes investment advisory services to certain series (the
Funds ) of the Corporation, as listed on Schedule A of the Sub-Advisory Agreement;

         WHEREAS, the parties desire to amend
the Sub-Advisory Agreement to comply with the requirements of rules 17a-10, 10f-3, 12d3-1 and 17e-1 under the Investment Company Act of 1940, as amended, relating to certain exemptions available for transactions with sub-advisory affiliates; and

         WHEREAS, the Board of Directors of the
Corporation has approved this Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Funds.

         NOW, THEREFORE, it is hereby agreed
between the parties hereto as follows:

1.	The following provision is inserted in
Section 1 of the Sub-Advisory Agreement:

 The Sub-Adviser also represents and warrants that in furnishing services hereunder, the Sub-Adviser will not consult with any other sub-adviser of the Funds or other series of the Corporation, to the extent any other sub-advisers are engaged by the Adviser, or any other sub-advisers to other investments companies that are under common control with the Corporation, concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule
12d3-1 under the Act.

2.	Counterparts.	This Amendment may
be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as
expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory
Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but
not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

        IN WITNESS WHEREOF, the parties
have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY	PUTNAM
INVESTMENT MANAGEMENT, LLC

By:	/S/ EVELYN CURRAN
			By:	/S/ WILLIAM
T. CONNOLLY
Name:	Evelyn Curran
			Name:	William T.
Connolly
Title:	Senior Vice President
			Title:	Head of Global
Distribution
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